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Exhibit 99(a)(4)

PRESS RELEASE

DIXON MILL INVESTOR, LLC
350 Veterans Boulevard
Rutherford, New Jersey 07070

Contact:	Mark Bava at Dixon Mill Investor, LLC at (201) 804-8700 Dan Passoff at MacKenzie Partners, Inc. at (800) 322-2885

FOR IMMEDIATE RELEASE

DIXON MILL INVESTOR, LLC EXTENDS TENDER OFFER

        RUTHERFORD, NEW JERSEY, January 10, 2005—DIXON MILL INVESTOR, LLC today announced that it has extended the expiration date for its offer for units of limited partnership interests of Wilder Richman Historic Properties II, L.P. to 5:00 p.m., New York City time, on Friday, February 4, 2005, unless further extended. The tender offer was previously scheduled to expire on Friday, January 7, 2005. Dixon Mill reported that approximately 12 units have been deposited to date in response to its tender offer.

        If you wish to tender your units to Dixon Mill, you should complete and return to Dixon Mill for receipt not later than February 4, 2005 an Agreement of Transfer and Letter of Transmittal. If you have already tendered your units to Dixon Mill, you do not need to send another Agreement of Transfer and Letter of Transmittal.

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PRESS RELEASE
DIXON MILL INVESTOR, LLC EXTENDS TENDER OFFER